Exhibit 10.1

                              EMPLOYMENT AGREEMENT


           This Agreement, made and entered into this 1st day of July, 1995, by and between ALAMCO, INC., a Delaware corporation with its principal offices at 200 West Main Street, Clarksburg, West Virginia (the "Company"), and STEVEN E. MAY, (the "Executive").

           WHEREAS, the Company and the Executive were parties to that certain Employment Agreement made as of July 1, 1991 (the "Prior Agreement") which was terminated effective as of June 30, 1995 by letter dated March 27, 1995; and

           WHEREAS, the Company and the Executive desire to extend, on a temporary basis, employment with the Company under the terms and conditions herein set forth.

           NOW, THEREFORE, the parties hereto, intending to be legally and mutually bound, do hereby agree as follows:

           1.   EMPLOYMENT

                The Company does hereby agree to employ the Executive as its Vice President and Controller, and the Executive agrees to be so employed, on the terms and conditions set forth herein.

           2.   TERM

                This Agreement shall commence on July 1, 1995 and shall extend from month to month thereafter until terminated by either party as set forth in this Agreement.

           3.   DUTIES

                The Executive shall perform all of the duties commonly performed by a controller for the Company, and shall be subject to such further instruc-tions as may be issued from time to time within the general scope of those duties by the Board of Directors of the Company, or its designated representa-tive. The Executive shall devote all his time, energies, and skills to such duties during the term hereof.

           4.   COMPENSATION

                4.1 As consideration for the services to be rendered by the Executive to the Company hereunder, the Company shall pay the Executive a monthly salary of $6,583.34, prorated in accordance with the Company's standard payroll schedules.

                4.2 In addition to the foregoing, the Executive shall be entitled to:

                    (a) participate and be included in the Company's health and life insurance plans or policies maintained by the Company during the term of this Agreement;

                    (b) participate in the Alamco, Inc. Employee Savings and Protection Plan and the Company's Flexible Benefits Plan as may be in effect during the term hereof, which benefits shall be determined in accordance with the respective Plans;

                    (c) continue in effect the term of any stock options currently held by the Executive until the earlier of the last payment made under this Agreement, including severance payments, or the expiration date of the Options;

                    (d) reimbursement of all expenses reasonably incurred by the Executive in connection with the performance of his duties on behalf of the Company, including, without limitation, travel, lodging, and reasonable business entertainment expenses;

                    (e) vacation and sick leave and personal time benefits in accordance with Company policies, and;

                    (f) the $3,000 balance of the Executive's bonus payment to be paid on October 15, 1995.

                4.3 In addition to the compensation set forth in Sections 4.1 and 4.2, the Executive shall be paid severance of $39,500.04, in equal monthly installments of $6,583.34 commencing on July 31, 1995. The Executive agrees that this severance pay shall fully and completely satisfy any and all obliga-tions of the Company under the Prior Agreement.


           5.   TRADE SECRETS

                5.1 The Executive acknowledges that he has heretofore acquired and hereafter anticipates acquiring detailed knowledge of the Company's business and affairs. In view of the nature of the services which the Executive is capable of performing for the Company, the Executive also acknowledges that those services will have peculiar value to the Company, the loss of which cannot be adequately compensated by monetary damages.

                5.2 The Executive therefore agrees that he shall not, during the term of his employment hereunder or thereafter, divulge to any third party information obtained in the course of his employment including, without limita-tion, any information concerning the Company's business, operations, affairs, rates, investors, customers, geological data, well logs, well locations, acreage, reserves of gas or oil, finances, plans or policies to the extent the same are not already matters of public knowledge.

                5.3 All such information shall be regarded as secret, confiden-tial, and proprietary to the Company and shall be used by the Executive for no other purpose than to pursue the Company's business and affairs.

                5.4 In view of his unique skills and knowledge, the Executive shall not, without the Company's express prior written consent, during the term hereof or, unless otherwise agreed to in writing by the Board of Directors, for a period of time equal to six (6) months following the expiration of this Agreement, engage in any business (as proprietor, officer, director or share-holder) which is competitive with the Company's gas and oil business; provided, however, that the foregoing provision shall not prohibit the Executive from investing in a publicly held company in which he owns less than one percent (1%) of the equity.

                5.5 If the Executive competes with the Company in violation of
Section 5.4 hereof or discloses or threatens to disclose any of the information described in Section 5.2 concerning the Company, the Company shall be deemed to be subject to irreparable injury and shall be entitled to immediate injunctive or other similar equitable relief to restrain the Executive from so competing with the Company or from so disclosing its proprietary information to a third party, including any competitor of the Company. The foregoing relief shall be in addition to any other remedies to which the Company may be entitled under law.

           6.   TERMINATION

                6.1 This Agreement may be terminated by either party by giving written notice to the other party. The termination shall be effective ten days after such notice is given.

           7.   DEATH OR DISABILITY

                7.1 If the Executive shall have become permanently disabled or if employment hereunder terminates by reason of the Executive's death, all future obligations of the Company hereunder shall, at the Company's election, cease; provided, however, that benefits and rights theretofore vested under any pension, profit-sharing, or insurance plan of the Company shall remain unim-paired thereby.

                7.2 If the Executive's death shall have occurred after the termination of employment hereunder and if, but for his death, the Executive would have been entitled to receive additional payments hereunder in respect of his employment, such payments shall thereafter be paid as directed by the Executive in his last will and testament, or failing such direction, to the estate of the Executive.

           8.   NO ASSIGNMENT

                Except by order of a court of competent jurisdiction, action by an administrative agency, or otherwise in accordance with applicable law, this Agreement and the rights, interests and benefits hereunder shall not be as-signed, transferred, pledged, or hypothecated in any way by the Executive or by the Company and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation or the levy of any execution, attachment or similar process thereon shall be null and void and without effect.

           9.   SUCCESSORS AND ASSIGNS

                This Agreement shall be binding on and inure to the benefits of the parties hereto and their respective successors, heirs and assigns; provided, however, that neither party may assign his or its rights hereunder without the other's express prior written consent.

           10.  NOTICES

                Any notice required to be given hereunder shall be sufficient if in writing and submitted by first class mail, postage prepaid, if to the Executive as follows:

                         Steven E. May
                         141 Ridgeway Drive
                         Bridgeport, WV  26330

and if to the Company, to it at the address first above written, attention Chief Executive Officer.

           11.  EFFECT OF PRIOR AGREEMENTS

                This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Executive and the Company.

           12.  AMENDMENT

                Any amendment or supplement hereto shall be in writing and signed by the parties hereto.

           13.  SEVERABILITY

                Any provision of this Agreement that is invalid, illegal, or unenforceable in any respect in any jurisdiction shall be, as to such jurisdic-tion, ineffective to the extent of such invalidity, illegality, or unenforce-ability without affecting the remaining provisions hereof; and any such invalid-ity, illegality, or unenforceability in any such jurisdiction shall not invali-date or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

           14.  GOVERNING LAW

                This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of West Virginia applicable to contracts made in such state by residents thereof and to be performed entirely within such state.

           15.  ARBITRATION

                Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in the City of Pittsburgh, Pennsylva-nia. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

           IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.


ATTEST:

(CORPORATE SEAL)                         ALAMCO, INC.



/s/ Jane Merandi                         By:   /s/ John L. Schwager
----------------------------             ----------------------------------
Secretary                                President and
                                         Chief Executive Officer


                                         EXECUTIVE

                                         /s/ Steven E. May
                                         ----------------------------------
                                         Steven E. May